AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 29, 1995

                                                  REGISTRATION NO. 33-62295
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                               EXIDE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

                DELAWARE                               23-0552730
    (STATE OR OTHER JURISDICTION OF                 (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)               IDENTIFICATION NO.)

                           1400 NORTH WOODWARD AVENUE
                        BLOOMFIELD HILLS, MICHIGAN 48304
                                 (810) 258-0080
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                               BERNARD F. STEWART
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                               EXIDE CORPORATION
                           1400 NORTH WOODWARD AVENUE
               BLOOMFIELD HILLS, MICHIGAN 48304   (810) 258-0080
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:
                               CARTER W. EMERSON
                                KIRKLAND & ELLIS
                            200 EAST RANDOLPH DRIVE
                    CHICAGO, ILLINOIS 60601   (312) 861-2052

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

             PRELIMINARY PROSPECTUS, DATED SEPTEMBER 29, 1995
                             SUBJECT TO COMPLETION

                                 593,210 SHARES

                               EXIDE CORPORATION

                                  COMMON STOCK
                                ($.01 PAR VALUE)

  This Prospectus covers the sale from time to time of 593,210 issued and outstanding shares (the "Shares") of Common Stock, $.01 par value, of Exide Corporation (the "Company" or "Exide") by Heller Financial, Inc. (the "Selling Stockholder"). See "Selling Stockholder." The Company will not receive any proceeds from the sale of the Shares.

  The Selling Stockholder has advised the Company that the Shares may be sold by the Selling Stockholder in one or more transactions (which may involve one or more block transactions) on the New York Stock Exchange, in sales occurring in the public market of such Exchange, in separately negotiated transactions or in a combination of such transactions; that each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices; that some or all of the Shares may be sold through brokers acting on behalf of the Selling Stockholder or to dealers for resale by such dealers; and that in connection with such sales such brokers and dealers may receive compensation in the form of discounts or commissions from the Selling Stockholder and may receive commissions from the purchasers of Shares for whom they act as broker or agent (which discounts and commissions are not anticipated to exceed those customary in the types of transactions involved). Any broker or dealer participating in any such sale may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") and will be required to deliver a copy of this Prospectus to any person who purchases any of the Shares from or through such broker or dealer. See "Plan of Distribution."

  The Company has agreed to pay the cost of the registration of the Shares and the preparation of this Prospectus and the Registration Statement under which the Prospectus is filed. The expenses so payable by the Company are estimated to be approximately $45,342.31.

  The Common Stock of the Company is listed on the New York Stock Exchange under the symbol EX. On August 28, 1995, the last reported sales price of the Common Stock on the New York Stock Exchange was $50.50 per share.

  SEE "RISK FACTORS" ON PAGE 3 HEREIN.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

                                  -----------

             The date of this Prospectus is             , 1995

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act covering the sale of the Shares by the Selling Stockholder from time to time. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of any documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

  The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. The Registration Statement, as well as such reports and other information filed by the Company pursuant to the Exchange Act, may be inspected and copied (at prescribed rates) at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at 75 Park Place, New York, New York 10007 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, reports, proxy statements and other information may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, upon which the Common Stock of the Company is traded.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission (File No. 1-11263) are incorporated herein by reference:

    (i) the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1995, as amended by the Company's Annual Report on Form 10-K/A filed on July 21, 1995;

    (ii) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended July 2, 1995 filed on August 16, 1995, as amended by the Company's Quarterly Report on Form 10-Q/A filed on September 26, 1995, the Company's Current Report on Form 8-K filed on September 29, 1995, the Company's Current Report on Form 8-K filed on June 2, 1995, as amended by the Company's Current Report on Form 8-K/A filed on July 31, 1995, and the Company's Current Report on Form 8-K filed on November 1, 1994, as amended by the Company's Current Report on Form 8-K/A filed on December 9, 1994; and

    (iii) the description of the Common Stock contained in the Company's Registration Statement on Form S-1 (File No. 33-56581) filed on November 23, 1994.

  All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the sale of the shares offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents not specifically described above. Requests for such documents should be directed to Bernard F. Stewart, Executive Vice President and General Counsel, Exide Corporation, 1400 North Woodward Avenue, Bloomfield Hills, Michigan, 48304, telephone (810) 258-0080.

                               RISK FACTORS

  In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Shares offered by this Prospectus.

EUROPEAN ACQUISITIONS

  The acquisition of B.I.G. Batteries Group Limited ("BIG"), Sociedad Espanola del Acumulador Tudor, S.A. ("Tudor") and Compagnie Europeenne d Accumulateurs S.A. ("CEAC") and the assumption of Gemala Battery Company Limited's ("Gemala Battery") customers represent major investments in a region with which Exide has had limited experience. The integration and consolidation of these separate entities will require substantial management time and financial and other resources, and may pose risks with respect to production, customer service and market share. While the Company believes that it has sufficient financial and management resources to accomplish the rationalization and integration of BIG, Tudor and CEAC, and the integration of Gemala Battery's customer base, there can be no assurance in this regard or that the Company will not experience difficulties with customers, personnel or others.

BATTERY MARKET; PRICING PRESSURES; SEASONALITY

  The replacement and original equipment manufacturing ("OEM") starting, lighting and ignition ("SLI") battery and industrial battery markets in North America and Europe are highly competitive and have seen consolidation. Competition and increased pressure for cost reductions from large retail customers in the SLI aftermarket and from automotive OEMs and other customers in the industrial battery markets have resulted in declining prices over the last several years. Pricing in the battery industry continues to be highly competitive. Given the Company's leading market share in the North American SLI battery aftermarket, pressure from competitors has become even more intense.

  The battery business is subject to certain factors affecting pricing and sales over which Exide has little or no control, such as the effect of weather conditions on the demand for replacement automotive batteries and fluctuations in the price of lead. In addition, the markets for the Company's products, particularly SLI batteries for OEMs and industrial batteries, are affected substantially by the health of the general economies of the countries and regions in which Exide markets its products.

ENVIRONMENTAL MATTERS

  The Company, particularly as a result of its manufacturing and secondary lead smelting operations, is subject to numerous domestic and foreign environmental and occupational safety and health laws and regulations and is exposed to liabilities and compliance costs arising from its past and current handling, processing, recycling, storing and disposing of hazardous substances and hazardous wastes.

  The Company may have insurance coverage for certain environmental remediation costs arising out of business activities in the United States during the periods the Company was insured under past comprehensive general liability policies that it obtained prior to 1982. However, since that time the Company has not (consistent with the automotive battery industry in general) maintained environmental impairment liability insurance in the United States due to the unavailability of meaningful coverage and the prohibitive cost of obtaining even limited coverage, except that the Company may have limited coverage for certain costs under environmental impairment policies issued between 1983 and 1985. The Company's United States general liability policies have included pollution exclusion clauses which may bar recovery for liabilities caused after 1985. The Company is currently involved in litigation with certain insurance carriers concerning the issue of insurance coverage for environmental liabilities. Except as disclosed herein, the Company believes that it is in substantial compliance with all material statutes and regulations regarding environmental and occupational safety and health matters.

  As of July 2, 1995, the Company has been advised by the U.S. Environmental Protection Agency and various state agencies that it is a "Potentially Responsible Party" ("PRP") under the Comprehensive Environmental Response, Compensation and Liability Act or similar state laws at 46 federally defined Superfund or state equivalent sites. At sixteen of these sites, the Company has either paid or is in the process of paying its share of liability. Liability for environmental remediation costs under such statutes can be imposed on a joint and several basis. However, management believes that its PRP status at these Superfund sites will not have a material adverse effect on the Company's business or financial condition because, based on the Company's experience, it is reasonable to expect that liability will be roughly proportionate to its volumetric contribution of waste to the sites. The Company is the primary PRP at four Superfund sites. Other than these four sites, the Company's volumetric contribution exceeds 5% at only nine Superfund sites (with respect to two of which the Company's share of liability has been paid) and its volumetric contribution at the six sites where the Company's liability has not been fully paid averages 13.4%. The Company also is involved in the assessment and remediation of various other properties, including certain Company-owned or - operated facilities. At August 31, 1995, the Company had established reserves of $24.8 million for offsite and onsite environmental remediation costs.

  The Company completed its acquisition of CEAC in May 1995. The Company is aware that the lead-acid battery manufacturing facilities in Auxere and Nimes, France do not currently meet air emission standards established by the French Ministry of Environment. The local enforcement authority is aware of the situation in Nimes, and has granted the Company an additional two year period within which to achieve compliance with those standards. Investigation of the situation at the Auxere facility is continuing. Management believes that the cost of achieving compliance with the air limits at both these facilities is not material.

  In addition, the lead-acid battery manufacturing facilities in Vierzon, France and Weiden, Germany are not in compliance with certain limits contained in these facilities' wastewater discharge permits. The German authorities are aware of the situation with respect to the Weiden facility; negotiations to resolve this matter are continuing. Investigation of the situation at the Vierzon facility is continuing. The cost of any upgrades required to achieve compliance at these facilities are not expected to cause the Company to incur material costs.

  CEAC's German subsidiary, Sonnenschein, GmbH, has signed a consent order with the administrative enforcement authorities to complete remediation of a river which flows along the lead-acid battery manufacturing facility in Budingen, Germany. That cleanup is proceeding and CEAC has established a reserve to cover the cost of completing the project.

  The Company's Polish subsidiary, Centra, S.A. ("Centra"), is a former state-owned entity. Under the sales agreement with the Polish State Treasury, the Company is obligated to spend $1.0 million in capital improvements in environmental controls at the Centra facilities. The funds needed to cover this commitment are included in CEAC's capital budget. Management believes that these funds will be needed to ensure compliance with anticipated new air regulations in Poland.

HIGH LEVERAGE; LIQUIDITY

  The Company has indebtedness which is substantial in relation to its stockholders' equity, and interest and debt service requirements which are significant compared to its cash flow from operations. As of July 2, 1995, the Company's total long-term indebtedness (including current installments and short-term borrowings) was $1,276.5 million ($1,278.5 million pro forma for the acquisition of Schuylkill Holdings, Inc. ("Schuylkill")) and stockholders' equity was $403.0 million ($428.9 million pro forma for the Schuylkill acquisition). Approximately $704.0 million of such indebtedness bears interest at variable rates, which causes the amount of the Company's debt service requirements to be sensitive to interest rate movements. In addition, the Company may incur additional indebtedness.

  The Company's credit agreement (the "Credit Agreement") with a group of banks led by Bankers Trust Co., Bank of America National Trust and Savings Association and Bank of Montreal contains certain restrictions on, among other things, the ability of the Company and its subsidiaries to incur additional indebtedness, make certain capital expenditures, repay indebtedness prior to its stated maturity, create liens, sell assets and engage in mergers or acquisitions. In addition, the Credit Agreement requires the Company to maintain certain financial ratios such as EBITDA to interest expense. Because lower than expected sales in the fourth quarter of fiscal 1995 would have caused the Company to be in violation of certain financial covenants in the Credit Agreement, the Company obtained an amendment to such covenants in order to permit continued borrowing. The indentures, as amended in January 1995, relating to the Company's 10 3/4% Senior Notes due 2002 and 12 1/4% Senior Subordinated Deferred Coupon Debentures due 2004 also contain certain restrictive covenants which the Company is and has been in compliance with, but which could, in combination with the leveraged nature of the Company, limit Exide's ability to incur indebtedness, grant liens and take other corporate actions.

DEPENDENCE ON KEY PERSONNEL

  The Company is dependent on the continued services of its management team, including Arthur M. Hawkins, Chairman, President and Chief Executive Officer. Although the Company believes it could replace key employees in an orderly fashion should the need arise, the loss of such personnel could have an adverse effect on the Company. The Company is insured under a $10.0 million "key-man" policy covering Mr. Hawkins' life.

LIMITATION ON USE OF NET OPERATING LOSSES

  Section 382 of the Internal Revenue Code of 1986, as amended, imposes limitations on a corporation's ability to use net operating loss ("NOL") carryforwards if the corporation experiences a more-than-50-percent ownership change over a three-year testing period. In general, if such an ownership change occurs, Section 382 limits the amount of NOL carried over from pre-ownership change years that can be used in any one post-change year to an amount equal to the product of the value of the corporation's stock (with certain adjustments) at the time of the change multiplied by an interest rate determined by the Internal Revenue Service (the "IRS") for the month of the change.

  The Company believes that its March 1994 Common Stock offering, in combination with its initial public offering, resulted in a more-than-50-percent ownership change for purposes of Section 382. The Company's use of its NOLs is therefore subject to the limitations imposed by Section 382. However, given the Company's current tax situation and its estimate of the Section 382 annual limitation, the Company does not believe that the application of Section 382 will have any material adverse effect on the Company's results of operations or liquidity.

  The Company does not believe that it experienced a more-than-50-percent ownership change for purposes of Section 382 prior to the March 1994 Common Stock offering and the initial public offering. No assurances, however, can be given that the IRS will not assert that the Company's use of its NOL carryforward is limited by Section 382 prior to such offerings. If the Section 382 limitations were held to have been imposed for years prior to such offerings as a result of ownership changes of the level described above, the Company's use of its NOL carryforwards could be materially reduced for years after the change and the Company's effective tax rate for such years could be increased. Moreover, if the date of the change was before the end of the Company's taxable year ended March 31, 1992, such a change could limit the Company's ability to use $132.2 million of NOL carryforwards existing at March 31, 1991, of which $106.0 million was used to offset the Company's taxable income in fiscal 1992 and in fiscal 1994.

CURRENCY RISK

  Because of its recent acquisitions of BIG, Tudor and CEAC, and the recent assumption of Gemala Battery's customer base, substantial portions of the Company's revenues and expenses will be denominated in currencies other than U.S. dollars and changes in exchange rates will therefore have a greater effect on the Company's results of operations.

  In addition, a substantial portion of the Company's indebtedness relating to foreign acquisitions is denominated in United States dollars and the related revenues are in foreign currencies. Although the Company intends to hedge the related foreign exchange risks, there can be no assurance that this can be accomplished on satisfactory terms.

                                  THE COMPANY

  The Company is the leading manufacturer and marketer of SLI batteries in the world. Through its acquisitions of BIG, Tudor and CEAC, as well as its assumption of the customers of Gemala Battery, the Company has become Europe's largest producer and marketer of SLI batteries and industrial batteries.

NORTH AMERICA

  The Company and its affiliates have a unit market share in SLI batteries of approximately 39% in the United States and Canada, based on information provided by an industry trade association. The Company believes that it is the lowest cost major producer in its North American markets. In April 1994, Sears, Roebuck & Co., one of the largest retailers of SLI batteries in the United States, selected the Company as the primary supplier of its batteries, including the Die Hard(R) brand. Exide is the leading supplier for 17 of the 20 largest battery retailers in the United States, including NAPA Distribution Centers, Kmart Corp., Northern Automotive Corporation, Montgomery Ward & Co. and The Pep Boys-Manny, Moe & Jack and operates 18 manufacturing facilities in the United States and Canada. The Company also produces SLI batteries for the OEM market in North America, principally for Chrysler Corporation for whom it is the primary supplier. Other products manufactured by Exide include batteries for trucks, farm and other off-road vehicles, boats, garden tractors and golf carts, battery chargers and accessories, wheel weights and remanufactured starters and alternators.

  On a pro forma basis for the fiscal year ended March 31, 1995, Exide's North American operations would have accounted for approximately 39.2% of the combined net sales of such operations and those of the European businesses it has acquired.

EUROPEAN OPERATIONS

  Exide has major SLI battery and industrial battery market presences in many Western European countries.

  Exide's European operations had combined pro forma net sales of $1,395.0 million for the fiscal year ended March 31, 1995, of which approximately 53% were of automotive batteries, 41% were of industrial batteries and 6% were of other products. Exide also produces SLI batteries for the European OEM market and is one of the major suppliers to Fiat S.p.A., the Volkswagen group (Volkswagen AG/AUDI AG/Seat/Skoda Automobilova AS), the PSA group (Peugeot S.A./Citroen), the Renault group and Volvo. By assuming the customers of Gemala Battery, the Company became a supplier to Ford Motor Co. in Europe. The Company currently operates 32 lead acid battery manufacturing plants, including the temporary operation of Gemala Battery's plant, in France, Italy, Spain, Portugal, Germany, the United Kingdom and elsewhere in Europe, as well as three secondary lead smelters. In fiscal 1995, Exide's pro forma European operations produced over 20.0 million automotive batteries. Exide's European operations also manufacture or market other products, including battery chargers and accessories, wheel weights, plastic components, NiCd batteries and dry cell batteries.

  On a pro forma basis for the fiscal year ended March 31, 1995, Exide's European operations would have represented approximately 60.8% of the combined total of such revenues and those of Exide's North American operations.

                               ----------------

  The Company is a Delaware corporation organized in 1966 to succeed to the business of a New Jersey corporation founded in 1888 by Thomas A. Edison. The principal executive offices of the Company are located at 1400 North Woodward Avenue, Bloomfield Hills, Michigan 48304, telephone number (810) 258-0080.

                              SELLING STOCKHOLDER

  The Shares were issued and delivered to the Selling Stockholder, in connection with the acquisition of certain debt obligations of the operating subsidiary of Schuylkill, pursuant to a Purchase Agreement, dated as of August 9, 1995, by and between the Company and the Selling Stockholder (the "Purchase Agreement"). See "Plan of Distribution."

  The Selling Stockholder has not had any material relationship with the Company within the past three years, other than as an owner of the Company's Common Stock issued pursuant to the Purchase Agreement and in connection with the transactions contemplated by the Purchase Agreement. As of the date hereof, the Shares are the only shares of the Company's Common Stock held by the Selling Stockholder.

                              PLAN OF DISTRIBUTION

  The Company will not receive any proceeds from the sale of the Shares offered hereby. The Selling Stockholder has advised the Company that the Shares may be sold by the Selling Stockholder in one or more transactions (which may involve one or more block transactions) on the New York Stock Exchange, in sales occurring in the public market off such Exchange, in separately negotiated transactions, or in a combination of such transactions; that each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices; that some or all of the Shares may be sold through brokers acting on behalf of the Selling Stockholder or to dealers for resale by such dealers; and that in connection with such sales such brokers and dealers may receive compensation in the form of discounts or commissions from the Selling Stockholder and may receive commissions from the purchasers of Shares for whom they act as broker or agent (which discounts and commissions are not anticipated to exceed those customary in the types of transactions involved). The Selling Stockholder has appointed Morgan Stanley & Co. Incorporated to sell the Shares on its behalf. Any broker or dealer participating in any such sale may be deemed to be an "underwriter" within the meaning of the Securities Act and will be required to deliver a copy of this Prospectus to any person who purchases any of the Shares from or through such broker or dealer.

  Pursuant to a registration agreement entered into upon the sale of the Shares under the Purchase Agreement, the Company agreed to file the Registration Statement of which this Prospectus is a part and to use its reasonable best efforts to effect the registration of the Shares under the Securities Act no later than October 15, 1995, and to keep the Registration Statement of which this Prospectus is a part effective until the earlier of (i) the date on which all of the Shares are sold and (ii) August 31, 1998. The Company has agreed to indemnify the Selling Stockholder against certain civil liabilities, including liabilities under the Securities Act. The Company has agreed to pay the cost of the registration of the Shares and the preparation of this Prospectus and the Registration Statement. The expenses so payable by the Company are estimated to be approximately $45,342.31. The Purchase Agreement contains certain provisions requiring the Company to make payments to the Selling Stockholder in the amount of (a) the amount if any by which the net proceeds of sales of the Shares is less than approximately $26.7 million plus (b) the greater of (i) 18% per annum on the amount of unsold Shares from the closing date under the Purchase Agreement or (ii) $1 million.

                                 LEGAL MATTERS

  Certain legal matters with respect to the Shares will be passed upon for the Company by Kirkland & Ellis, Chicago, Illinois.

                                    EXPERTS

  The audited consolidated financial statements and schedules of the Company incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto dated June 27, 1995, also incorporated by reference in reliance upon the authority of such firm as experts in giving said report. Reference is made to said report on the consolidated financial statements, which includes an explanatory paragraph with respect to the change in the method in accounting for postretirement employee benefits other than pensions in fiscal 1994 as discussed in Note 8 to the consolidated financial statements.

  The audited consolidated financial statements of Tudor incorporated by reference in this Prospectus have been audited by Arthur Andersen, independent auditors, as indicated in their report with respect thereto dated March 23, 1994 (except with respect to the matter discussed in Note 21 and Note 22-J, as to which the date is October 30, 1994), and is also incorporated by reference.

  The consolidated statements of CEAC incorporated by reference in this Prospectus for the three years ended December 31, 1994, 1993 and 1992 have been audited by Ernst & Young Audit, independent accountants, as indicated in their report with respect thereto dated March 31, 1995 and are incorporated by reference.

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--------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN A CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

Available Information.......................................................   2
Incorporation of Certain Documents by Reference.............................   2
Risk Factors................................................................   3
The Company.................................................................   6
Selling Stockholder.........................................................   7
Plan of Distribution........................................................   7
Legal Matters...............................................................   8
Experts.....................................................................   8

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                                 593,210 SHARES

                               EXIDE CORPORATION

                                  COMMON STOCK
                                ($.01 PAR VALUE)

                               ----------------

                                   PROSPECTUS

                               ----------------

                                        , 1995

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                PART II--INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following is a statement of estimated expenses of the issuance and distribution of the securities being registered (other than underwriting discounts and commissions), all of which are being paid by the registrant:

      SEC Registration Fee.......................................... $10,342.31
      Filing and Listing Fees.......................................   2,000.00
      Printing and Engraving Expenses...............................  15,000.00
      Accounting Fees and Expenses..................................   2,000.00
      Legal Fees and Expenses.......................................  15,000.00
      Miscellaneous Fees and Expenses...............................   1,000.00
                                                                     ----------
          Total..................................................... $45,342.31
                                                                     ==========

ITEM 16. EXHIBITS.

  See Exhibit Index.

ITEM 17. UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING OF FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF READING, STATE OF PENNSYLVANIA, ON SEPTEMBER 28, 1995.

                                          EXIDE CORPORATION

                                                 /s/ Alan E. Gauthier
                                          By: _________________________________
                                                     Alan E. Gauthier
                                            Executive Vice President and Chief
                                                     Financial Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

               SIGNATURE                           TITLE                  DATE
               ---------                           -----                  ----


                   *                    President, Chairman of the    September 28,
By: ___________________________________   Board and Director              1995
           Arthur M. Hawkins              (Principal Executive
                                          Officer)

       /s/ Alan E. Gauthier             Executive Vice President,     September 28,
By: ___________________________________   Chief Financial Officer         1995
           Alan E. Gauthier               and Director (Principal
                                          Financial and Accounting
                                          Officer)

                   *                    Executive Vice President,     September 28,
By: ___________________________________   President--North                1995
          Douglas N. Pearson              American Operations and
                                          Director

                   *                    Executive Vice President      September 28,
By: ___________________________________   and Director                    1995
           William J. Rankin

                   *                    Director                      September 28,
By: ___________________________________                                   1995
              Earl Dolive

                   *                    Director                      September 28,
By: ___________________________________                                   1995
           Timothy O. Fisher

                   *                    Director                      September 28,
By: ___________________________________                                   1995
           Lawrence M. Wagner

       /s/ Alan E. Gauthier             Director                      September 28,
*By: __________________________________                                   1995
           Alan E. Gauthier
           Attorney-in-Fact


                               EXIDE CORPORATION

                                 EXHIBIT INDEX

 XHIBITE
 NUMBER                                      DESCRIPTION
-------                                      -----------
  3.1**   Restated Certificate of Incorporation of the Company, incorporated by reference from Exhibit 3.1 to the Company's Registration Statement on Form S-1 (File No. 33-
          68016), as amended (the "1993 Registration Statement").
  3.2**   Restated Bylaws of the Company, incorporated by reference from Exhibit 3.2 to the
          1993 Registration Statement.
  5*      Opinion of Kirkland & Ellis.
 23.1*    Consent of Kirkland & Ellis (included in Exhibit 5).
 23.2*    Consent of Arthur Andersen LLP.
 23.3*    Consent of Arthur Andersen.
 23.4*    Consent of Ernst & Young Audit.
 23.5*    Consent of Deloitte & Touche LLP.
 24***    Power of Attorney.

--------

*Filed herewith.
**Incorporated by reference.

***Previously filed.